                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 28, 2002


                             INFINIUM SOFTWARE, INC.

             (Exact name of registrant as specified in its charter)


        MASSACHUSETTS                   0-27030                  04-2734036
(State or other jurisdiction   (Commission File Number)        (IRS Employer
       of incorporation)                                     Identification No.)



                    25 COMMUNICATIONS WAY, HYANNIS, MA    02601
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (508) 778-2000

                                       N/A
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          (Former name or former address, if changed since last report)
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ITEM 5. OTHER EVENTS.

         On October 28, 2002, Infinium Software, Inc. (the "Company"), Massachusetts corporation, issued a press release announcing that the Company has entered into an Agreement and Plan of Merger, dated as of October 28, 2002 (the "Merger Agreement"), by and among the Company, SSA Global Technologies, Inc. ("SSA"), a Delaware corporation and Samurai Merger Subsidiary, Inc. ("Samurai"), a Massachusetts corporation and wholly-owned subsidiary of SSA. Pursuant to the Merger Agreement, Samurai will be merged with and into the Company and, as a result, the Company will become a wholly-owned subsidiary of SSA (the "Merger"). Upon the closing of the Merger, each issued and outstanding share of common stock of the Company will be converted into the right to receive a cash amount equal to $7.00 per share. The Company has engaged Updata Inc. to serve as its financial advisor in connection with the Merger and Updata has delivered a fairness opinion on the Merger to the Company's board of directors. The closing of the Merger is subject to customary closing conditions, including the approval of the stockholders of the Company and the receipt of certain governmental approvals.

         The Merger Agreement further provides that all outstanding options to purchase the Company's common stock granted under the Corporation's stock option plans will be cancelled in exchange for a cash payment equal to the excess, if any, of $7.00 over the exercise price of each such option, multiplied by the total number of shares of Common Stock subject to such option.

         In connection with the execution of the Merger Agreement, the Company entered into a Voting Agreement, dated as of October 28, 2002 (the "Voting Agreement"), with SSA and Robert Pemberton (and certain of his affiliated trusts) whereby Mr. Pemberton agreed to vote his shares of the Company's common stock in favor of the Merger. Mr. Pemberton, who is a member of the Company's board of directors, has voting control of approximately 17% of the outstanding shares of the Company.

         In connection with the execution of the Merger Agreement and Voting Agreement, the Company agreed to transfer its interest in certain life insurance policies maintained on the lives of the Company's founders, including Mr. Pemberton, pursuant to split dollar arrangements described in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001. This interest is the right to receive, at the death of the insured under the policies, the amount of premiums the Company paid on the policies and such amount is carried on the Company's financial statement as a receivable. The Company would transfer its interest at the present value of the right to receive the receivable at the death of the insured, with such present value computed based upon life expectancies and interest rates contained in tables published by the Internal Revenue Service for certain valuation purposes.

      In connection with the execution of the Merger Agreement, SSA has agreed to offer to enter into a transitional services agreement with each of the Company's senior executives having the following terms:

      - the provisions of certain transitional services to the Company, SSA or their subsidiaries or affiliates, as a consultant and at such times as may be mutually agreed to by the senior executive and SSA;

      - a noncompete and nonsolicit agreement on the part of the senior executive for a period of one year following the closing of the Merger (the "Noncompete Period"); and

      - a transitional services payment equal to one year's base salary of the senior executive, payable over the Noncompete Period.

            In connection with the execution of the Merger Agreement, the Company amended its Rights Agreement, dated as of February 5, 1999 (the "Rights Agreement"), by and between the Company and Fleet National Bank, to provide, among other things, that no person or entity would be considered to be an "acquiring person" thereunder by reason of any transaction contemplated by the Merger Agreement. The Company's amendment to its rights agreement, dated October 28, 2002, is attached hereto as Exhibit 4.1

      The transaction was announced publicly on October 28, 2002. The description contained in this Item 5 of the transactions contemplated by the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement and the Voting Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 2.1 and 2.2, respectively, and are incorporated herein by reference.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c) Exhibits.

      See Exhibit Index attached hereto.


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2002                   INFINIUM SOFTWARE, INC.


                                         By: /s/ Anne Marie Monk
                                             ---------------------------
                                         Name:  Anne Marie Monk
                                         Title: Senior Vice President
                                                and Clerk
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                                  EXHIBIT INDEX

EXHIBIT NO.                     EXHIBIT DESCRIPTION
-----------                     -------------------
Exhibit 2.1       Agreement and Plan of Merger, dated as of October
                  28, 2002, by and among the Company, SSA and Samurai.

Exhibit 2.2       Voting Agreement, dated as of October 28, 2002, by and among
                  SSA and Robert Pemberton (and certain of his affiliated trusts).

Exhibit 4.1       Amendment No. 1 to Rights Agreement, dated as of October 28,
                  2002, by and between the Company and Fleet National Bank.

Exhibit 99.1 Press Release, issued on October 28, 2002, announcing the proposed acquisition of the Company by SSA.